Exhibit 10.6

SECOND AMENDMENT

TO THE

Dave Inc. Amended and Restated 2021 Equity Incentive Plan

This second amendment (this “Second Amendment”) to the Dave Inc. Amended and Restated 2021 Equity Incentive Plan (the “Equity Incentive Plan”), effective as of December 12, 2024, was approved by all of the members of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Dave Inc. (the “Company”) on December 10, 2024. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Equity Incentive Plan.

1.
Amendment to Section 6(d)(v). Section 6(d)(v) of the Equity Incentive Plan is amended and replaced in its entirety to read as follows:

(v) Termination for Cause. Except as otherwise determined by the Administrator, if a Participant ceases to be a Service Provider as a result of being terminated for Cause, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her Option from and after the date of such termination. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause.

2.
Effect on the Equity Incentive Plan. Except as specifically amended by this Second Amendment, all the terms and conditions of the Equity Incentive Plan shall remain in full force and effect.

3.
Governing Law. This Second Amendment shall be governed by and construed according to the laws of the State of Delaware without regard to its conflict of laws principles.